Exhibit 10.1

AGREEMENT

August 21, 2018

On 27 September 2012 a Settlement Agreement and Release was signed between 1) Black Ridge Oil & Gas, Inc. ("Black Ridge"), 2) Peerless Media, Ltd ("Peerless"), and 3) ElectraWorks, Ltd ("ElectraWorks"), (the "Settlement Agreement").

Following execution of the Settlement Agreement, in November 2014 bwin.party digital entertainment plc group disposed of Peerless and as a result, ElectraWorks assumed full financial responsibility for all payments under the Settlement Agreement.

Black Ridge and ElectraWorks have mutually agreed that in exchange for the payment by wire from ElectraWorks to Black Ridge of the amount of Two Million Two Hundred Fifty Thousand U.S. Dollars (US$2,250,000) (which ElectraWorks shall pay on or before August 31, 2018) that ElectraWorks and Peerless shall owe no further payments to Black Ridge pursuant to Section 2 of the Settlement Agreement. This payment shall be made to the bank account set forth on the attached Exhibit A.

All other terms of the Settlement Agreement shall remain in full force and effect.

The signatories to this Agreement warrant and represent that they have the right, power, and authority to bind the parties they represent.

AGREED AND ACKNOWLEDGED:

BLACK RIDGE OIL & GAS, INC.	ELECTRAWORKS, LTD.

Signed: /s/ James A. Moe	Signed: /s/ Robert Hoskin
By: James A. Moe	By: Robert Hoskin
Its: Chief Financial Officer	Its: Director